Exhibit 99.1

AVX Announces Completion of Merger with Kyocera Corporation

FOUNTAIN INN, SC – March 30, 2020 – AVX Corporation (NYSE: AVX) (“AVX”) announced today the successful completion of its previously announced acquisition by Kyocera Corporation (“Kyocera”), following the completion of Kyocera’s tender offer to purchase any and all outstanding shares of AVX common stock that it did not already own. The tender offer expired one minute after 11:59 p.m. (New York City time) on March 27, 2020 and was not extended. As of the expiration of the tender offer, a total of 31,763,490.559 shares of AVX common stock were validly tendered and not validly withdrawn pursuant to the tender offer, representing approximately 67.0% of the outstanding shares of AVX common stock not already owned by Kyocera. In addition, “Notices of Guaranteed Delivery” have been delivered for 2,548,489 shares of AVX common stock, representing approximately 5.4% of the outstanding shares not already owned by Kyocera. All shares of AVX common stock that were validly tendered and not validly withdrawn have been accepted by Kyocera for payment in accordance with the terms of the tender offer.

Kyocera completed the acquisition of AVX today through a second-step merger of a wholly-owned subsidiary of Kyocera with and into AVX, in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”). Each remaining share of AVX common stock not purchased in the tender offer (other than shares held by AVX, Kyocera or their respective subsidiaries, or any AVX stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) was converted into the right to receive $21.75 in cash, net to the seller in cash, without interest and subject to deduction for any required withholding taxes, which is the same amount per share paid in the tender offer. As a result of the completion of the merger, shares of AVX common stock ceased trading on the New York Stock Exchange (“NYSE”) prior to market open today and will no longer be listed for trading on the NYSE.

About AVX Corporation

AVX is a leading worldwide manufacturer, supplier, and reseller of a broad line of electronic components, interconnect, sensing and control devices, and related products. Electronic components and connector, sensing and control products manufactured or resold by AVX are used in many types of end use products, including those in telecommunications, automotive, transportation, energy harvesting, consumer electronics, military/aerospace, medical, computer, and industrial markets. AVX, headquartered in Fountain Inn, South Carolina.

Please visit our website at www.avx.com.

Contact:

AVX Corporation, Fountain Inn

Mike Hufnagel, 864-967-9351

investor.relations@avx.com